September 30, 2013

Managed Portfolio Series
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, Wisconsin 53201

Re:  Managed Portfolio Series

We have acted as counsel to Managed Portfolio Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of the Trust’s registration statement on Form N-14 (the “Registration Statement”) pursuant to Rule 488 under the Securities Act of 1933, as amended (the “1933 Act”), registering the shares of beneficial interest of Smith Large Cap Core Growth Fund, a series of the Trust, (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) to be entered into by the Trust, on behalf of the Acquiring Fund, and DundeeWealth Funds, on behalf of its Smith Large Cap Core Growth Fund series (the “Acquired Fund”).  The Agreement will provide for the transfer of the Acquired Fund’s assets to, and the assumption of the Acquired Fund’s liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Agreement, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement... For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)	The Registration Statement;

b)	The Agreement and Plan of Reorganization as described in the Registration Statement;

c)
The Trust’s Agreement and Declaration of Trust, dated January 25, 2011,  as amended and restated by the Trust’s Amended and Restated Agreement and Declaration of Trust dated May 4, 2011 (as so amended and restated, the "Trust Instrument");

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d)	The Trust’s Certificate of Trust, dated January 27, 2011;

e)
The Trust’s By-Laws, dated January 25, 2011, as amended and restated by the Trust’s Amended and Restated Bylaws dated May 4, 2011 (as so amended and restated, the "By-Laws"), each as approved by the Board of Trustees of the Trust (the "Board");

f)	Copies of certain resolutions (the "Resolutions") adopted and approved by the Board with respect to the Fund and to the issuance of shares of beneficial interest in the Shares;

g)	A Certificate of Good Standing for the Trust, dated September 25, 2013, obtained from the Secretary of State of the State of Delaware: and

h)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof;

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust;  (ii) that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) with the exception of the opinion set forth in paragraph 1 below, the due formation and organization, and valid existence in good standing, under the laws of the jurisdiction governing its organization or formation, of each party to the documents that we examined, (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Trust) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Trust has issued or will issue Shares (collectively, the "Shareholders") for such Shares, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

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Based upon and subject to the foregoing, we are of the opinion that:

(1) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

(2) upon the prior satisfaction of the conditions contained in the Agreement and Plans of Reorganization described in the Registration Statement (the “Reorganization Agreements”), and subject to Article IV of the Trust Instrument, the Shares, when issued pursuant to the Reorganization Agreements and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust when issued and paid for upon the terms provided in the Registration Statement;

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Statement of Additional Information that will be filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

Bernstein Shur